Exhibit 99.1

On November 20, 2013, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $559 million, as of September 30, 2013,  today announced that its board of directors has authorized the repurchase of up to 97,942 of its outstanding shares of common stock.

The stock repurchase plan currently in effect authorizes the Company to make repurchases from time to time in a program of market purchases as the securities laws and market conditions permit. The stock repurchases will be made through a market maker in the Company's stock and in accordance with Rule 10b-18 of the regulations issued under the Securities Exchange Act of 1934. Brian D. Young, the Company’s President and CEO stated, "We continue to proactively manage the Company’s capital position. We believe a stock repurchase program is consistent with our capital management strategy and is an efficient tool to enhance long-term shareholder value." At September 30, 2013, the Company had 3,447,051 shares of common stock outstanding.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties, in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to United Bancshares, Inc.’s  2012 Annual Report on Form 10-K.